Exhibit 99.1

AT VITAL IMAGES:	AT PADILLA SPEER BEARDSLEY:
Peter J. Goepfrich	Nancy A. Johnson, (612) 455-1745
Chief Financial Officer	Marian Briggs, (612) 455-1742
(952) 487-9500	njohnson@psbpr.com/mbriggs@psbpr.com
www.vitalimages.com

FOR IMMEDIATE RELEASE

VITAL IMAGES ANNOUNCES FOURTH QUARTER AND

FULL-YEAR RESULTS AND 2008 GUIDANCE

•                  Fourth quarter revenue of $16.7 million, compared to $20.0 million in the fourth quarter of 2006;

•                  Fourth quarter net loss of $(1.6) million, or $(0.09) per diluted share, which included a pre-tax charge of $885,000, or $(0.03) per share net of tax, related to the resignation of the company’s former president and chief executive officer, compared to net income of $2.3 million, or $0.15 per diluted share, in the fourth quarter of 2006;

•                  Full-year 2007 net income of $1.4 million, or $0.08 per diluted share, on revenue of $70.2 million, compared with 2006 net income of $6.6 million, or $0.46 per diluted share, on revenue of $70.5 million;

•                  For full-year 2008, the company expects revenue of $74.0 million to $78.0 million, adjusted EBITDA (non-GAAP) of $4.0 million to $6.0 million, and GAAP net (loss) income of $(0.05) to $0.08 per diluted share.

Minneapolis, February 21, 2008 — Vital Images, Inc. (NASDAQ: VTAL), a leading provider of enterprise-wide advanced visualization and analysis solutions, today reported revenue for the fourth quarter ended December 31, 2007 of $16.7 million, compared to $20.0 million in the fourth quarter of 2006. Net loss for the fourth quarter was $(1.6) million, or $(0.09) per diluted share, which included a pre-tax charge of $885,000, or $(0.03) per share net of tax, related to the resignation of Jay Miller, the company’s former president and chief executive officer. This compares to net income of $2.3 million, or $0.15 per diluted share, in the fourth quarter of 2006.

“While our 2007 results did not meet our expectations, in part because of an industry-wide slowdown and reimbursement pressures, revenue was in line with the prior year and we were profitable for the year,” said Michael H. Carrel, Vital Images president and chief executive officer. “One of the year’s highlights was the August 2007 launch of Vitrea 4.0 and ViTALConnect 4.1, and we are pleased that Vitrea 4.0 received the Best New Radiology Software Award from AuntMinnie.com, the radiology community’s online forum.”

“Our three top priorities for 2008 are to re-ignite sales growth, continue to develop and deploy industry-leading software solutions, and take exceptional care of our customers.  We have sold more than 4,700 licenses for our products, giving us one of the largest customer bases in our industry.  With our outstanding balance sheet and partnerships with Toshiba and McKesson, we are well-positioned in the enterprise-wide advanced visualization marketplace.”

Carrel continued, “We will maintain our investments in R&D, service, and international growth. However, we are assessing every part of the organization to determine ways we can be more productive. With less than ideal market dynamics, the benefits of these strategic investments may not be immediately apparent, but these investments support our long term strategy.”

In the fourth quarter, Vital Images amended its worldwide distribution and licensing agreement with Toshiba Medical Systems Corporation, to provide advanced visualization and analysis solutions for Toshiba, including its recently launched AquilionONETM 320-slice dynamic volume CT scanner. Each AquilionONE will ship with a Vitrea fX license, software ViTAL developed for this next-generation model. The renewed agreement includes, for the first time, distribution in Japan, the world’s second-largest market for CT equipment.

Financial Summary

•                  License fee revenue was $9.1 million during the fourth quarter of 2007, compared to $12.3 million for the same quarter last year. License fee revenue for the full year 2007 totaled $39.7 million versus $46.3 million for 2006.

•                  License fee revenue from software options (including third-party software) was $5.7 million in the fourth quarter of 2007, compared to $7.1 million for the same quarter last year. License fee revenue from software options (including third-party software) totaled $25.0 million for the full year 2007, compared to $26.5 million in 2006. Top-selling options were CT Cardiac, General Vessel Probe and Automated Vessel Measurement — all cardiovascular solutions.

•                  Maintenance and services revenue was $7.3 million during the fourth quarter of 2007 compared to $7.4 million for the same quarter last year. Maintenance and services revenue rose to $29.5 million for the full year 2007, a 30 percent increase over $22.6 million in 2006. The increase in the full year results was primarily driven by the higher number of customers on maintenance contracts.

•                  Fourth quarter 2007 revenue from Toshiba was $8.0 million, or 48 percent of total revenue, down 7 percent from $8.6 million, or 43 percent of total revenue, for the same quarter last year. Toshiba revenue for the full year 2007 increased to $32.7 million, or 47 percent of total revenue, up 13 percent over $28.9 million, or 41 percent of revenue, in 2006.

•                  Fourth quarter 2007 revenue from the company’s IT/PACS partnership with McKesson was $1.1 million, or 7 percent of total revenue, compared to $2.4 million, or 12 percent of total revenue, for the same quarter last year. Revenue through McKesson for the full year 2007 was $6.1 million, or 9 percent of total revenue, compared to $7.3 million, or 10 percent of total revenue, for 2006.

•                  Direct revenue (revenue generated outside of Toshiba and McKesson) during the fourth quarter of 2007 was $7.6 million, compared to $9.1 million for the same quarter last year. Direct revenue for the full year 2007 decreased to $31.4 million, compared to $34.3 million for 2006.

•                  International revenue, both direct and through reseller agreements, was $4.2 million, or 25 percent of total revenue, during the fourth quarter of 2007, up 45 percent from $2.9 million, or 14 percent of total revenue, for the same quarter last year. International revenue for the full year 2007 increased to $13.5 million, up 25 percent over $10.9 million in 2006.

•                  Gross margin was 77 percent for the fourth quarter of 2007, compared to 80 percent for the same quarter last year. Gross margin was 78 percent for the full year 2007, compared to 80 percent for last year.

•                  Interest income for the fourth quarter of 2007 increased to $2.2 million, compared to $1.4 million for the same quarter last year. Interest income for the full year 2007 was $8.9 million, compared to $3.3 million in 2006. The increase was primarily due to higher cash and investments, a result of the November 2006 secondary offering of 3.4 million shares of common stock which yielded net proceeds of $97.7 million, and cash generated by operations.

Operating Expense Summary

•              Fourth quarter 2007 operating expenses totaled $17.4 million, compared to $14.3 million for the same quarter in 2006. Operating expenses for the full year 2007 totaled $61.8 million, compared to $49.4 million for 2006.

•                  Sales and marketing expenses totaled $9.1 million during the fourth quarter of 2007, compared to $7.7 million for the same quarter last year. For the full year 2007, sales and marketing expenses totaled $32.0 million, compared to $25.4 million for 2006. The primary factors behind the increase in sales and marketing expenses were additional employees to support the company’s growth plans, higher marketing costs, and increased depreciation and international expansion costs, which were offset in part by lower commissions and bonus expense.

•                  Research and development expenses increased to $3.9 million during the fourth quarter of 2007, compared to $3.6 million for the same quarter last year. For the full year 2007, research and development expenses increased to $15.2 million, compared to $13.1 million for 2006. The major driver of higher research and development expenses was higher compensation expense as a result of additional employees, offset in part by lower consulting and bonus expense.

•                  General and administrative expenses totaled $4.4 million for the fourth quarter of 2007, compared to $3.0 million for the same quarter last year. For the full year 2007, general and administrative expenses totaled $14.6 million, compared to $10.9 million for 2006. The major drivers in this category were again increased compensation costs as a result of additional employees and a pre-tax charge of $885,000 related to the resignation of the company’s former chief executive officer, increased international expansion costs, and higher accounting, auditing, legal and overhead expenses which were offset in part by decreased bonus expense.

•                  Equity-based compensation expense for the fourth quarter of 2007 includes $305,000 related to the resignation of the company’s former chief executive officer. Equity-based compensation expense is summarized as follows:

	For the Three Months Ended		For the Year Ended
	December 31,		December 31,
	2007	2006	2007	2006
Equity-based compensation expense (in thousands):
Cost of revenue	$89	$95	$389	$372
Sales and marketing	610	465	2,392	1,995
Research and development	202	201	729	840
General and administrative	849	577	2,477	1,856
Total equity-based compensation expense	$1,750	$1,338	$5,987	$5,063

Full Year 2008 Guidance

This guidance and the factors below do not include the potential effects of any acquisitions.  The following table summarizes the company’s guidance for 2008:

		2008 Guidance
	2007	Low		High

Revenue (in millions)	$70.2	$74.0	to	$78.0
Change		5%		11%

Adjusted EBITDA (non-GAAP) (1)	$4.5	$4.0	to	$6.0
Change		-11%		33%

Net income (loss) (in millions)	$1.4	$(0.9)		$1.4
Net income (loss) per diluted share (2)	$0.08	$(0.05)	to	$0.08

(1)          Adjusted EBITDA (non-GAAP) for 2007 of $4.5 million is calculated as follows:  net income of $1.4 million less interest income of $8.9 million plus tax provision of $351,000, depreciation expense of $4.5 million, amortization expense of $1.2 million and equity-based compensation of $5.9 million.

(2)          Based on an estimate of 17.4 million to 17.7 million weighted average diluted common shares for 2008.

Factors considered in preparing guidance include the following estimates for 2008:

•                  Gross margin of approximately 77 percent to 78 percent.

•                  Sales and marketing expenses of approximately 44 percent to 46 percent of total revenue.

•                  Research and development expenses of approximately 24 percent to 25 percent of total revenue.

•                  General and administrative expenses of approximately 17 percent to 18 percent of total revenue.

•                  Equity-based compensation of approximately $5.3 million to $5.6 million.

•                  Depreciation and amortization of property and equipment of approximately $5.3 million to $5.6 million and estimated capital expenditures of $4.8 million to $5.1 million.

•                  Amortization of acquired intangibles of $1.0 million.

•                  Estimated interest income of $6.0 million to $7.0 million. Interest income is significantly impacted by changes in interest rates. The company anticipates significantly lower interest rates in 2008 compared to 2007 due to general market conditions; further interest rate changes would have a significant impact on results.

•                  The company’s effective income tax rate may fluctuate significantly from quarter to quarter due to the relative proximity of results before taxes to break even, which causes research and development credits to have a greater impact on the effective tax rate. The company’s effective income tax rate may range from a provision of 10 percent to a benefit of 65 percent. Due to the utilization of deferred tax assets relating to net operating losses and tax deductions from the exercise of stock options, the company does not anticipate paying any significant cash for federal income taxes for the next two to three years. Actual results could accelerate or defer the utilization of our deferred tax assets. Additionally, if Vital Images is unable to generate sufficient taxable income causing management to believe that the company’s deferred tax assets will not be utilized, additional valuation allowances may need to be established on the company’s deferred tax assets, which could materially impact Vital Images’ financial position and results of operations.

Conference Call and Webcast

Vital Images will host a live Webcast of its fourth quarter and full year earnings conference call today, Thursday, February 21, 2008, at 10:30 a.m. CT. To access this Webcast, go to the investors’ portion of the company’s Website, www.vitalimages.com, and click on the Webcast icon. The Webcast replay will be available beginning at 1:00 p.m. CT on the same day.

If you wish to listen to an audio replay of the conference call, dial (800) 405-2236 and enter conference call ID # 11108970. The audio replay will be available beginning at 1:00 p.m. CT on Thursday, February 21, 2008, through 5:00 p.m. CT on Thursday, February 28, 2008.

About Vital Images

Vital Images, Inc., headquartered in Minneapolis, is a leading provider of enterprise-wide advanced visualization and analysis software solutions. The company’s technology gives radiologists, cardiologists, oncologists and other medical specialists time-saving productivity and communications tools that can be accessed throughout the enterprise and via the Web for easy use in the day-to-day practice of medicine. Vital Images also has offices in Beijing, China and Den Haag, the Netherlands. For more information, visit www.vitalimages.com .

Non-GAAP Information

Vital Images provides certain non-GAAP information to supplement GAAP information. Adjusted EBITDA (non-GAAP), is defined as earnings before interest, taxes, depreciation, amortization and equity-based compensation. Adjusted EBITDA (non-GAAP) excludes certain items that are non-cash in nature and/or items that are affected by market forces that are difficult to predict and may not be within the control of management. Accordingly, management excludes these items from its internal operating forecasts and models when establishing internal operating budgets, supplementing the financial results and forecasts reported to the company’s board of directors, determining a portion of bonus compensation for executive officers and certain other key employees, and evaluating short-term and long-term operating trends in the company’s core operations. Management believes that this presentation facilitates the comparison of the company’s current operating results to historical operating results.

Non-GAAP information is not prepared in accordance with GAAP and should not be considered a substitute for or an alternative to GAAP and may not be computed the same as similarly titled measures used by other companies. Management expects to continue to incur expenses similar to the non-GAAP adjustments described above, and the exclusion of these items from its non-GAAP net income should not be construed as an inference that these costs are unusual, infrequent or non-recurring.

Forward-Looking Statements

Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are intended to enjoy the protection of the safe harbor for forward-looking statements provided by that Act. These statements involve risks and uncertainties which could cause results to differ materially from those projected, including but not limited to dependence on market growth, challenges associated with international expansion, the ability to predict product, customer and geographic sales mix, fluctuations in interest rates, regulatory approvals, the timely introduction, availability and acceptance of new products, the impact of competitive products and pricing, dependence on major customers, the ability to successfully manage operating costs, fluctuations in quarterly results, approval of products for reimbursement and the level of reimbursement, and other factors detailed from time to time in Vital Images’ SEC reports, including its annual report on Form 10-K for the year ended December 31, 2006. Vital Images encourages you to consider all of these risks, uncertainties and other factors carefully in evaluating the forward-looking statements contained in this release. As a result of these matters, changes in facts, assumptions not being realized or other circumstances, the company’s actual results may differ materially from the expected results discussed in the forward-looking statements contained in this release. The forward-looking statements made in this release are made only as of the date of this release, and the company undertakes no obligation to update them to reflect subsequent events or circumstances.

Vitrea® and Vital Images® are registered trademarks of Vital Images, Inc., Vital Images disclaims any proprietary interest in the marks and names of others.

Vital Images, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

	For the three months ended		For the year ended
	December 31,		December 31,
	2007	2006	2007	2006

Revenue:
License fees	$9,087	$12,296	$39,673	$46,332
Maintenance and services	7,311	7,372	29,487	22,615
Hardware	304	354	1,016	1,565
Total revenue	16,702	20,022	70,176	70,512

Cost of revenue:
License fees	1,185	1,345	4,725	4,991
Maintenance and services	2,393	2,356	9,928	8,023
Hardware	188	337	694	1,196
Impairment of patent	—	—	242	—
Total cost of revenue	3,766	4,038	15,589	14,210

Gross profit	12,936	15,984	54,587	56,302

Operating expenses:
Sales and marketing	9,073	7,744	31,991	25,374
Research and development	3,906	3,562	15,204	13,092
General and administrative	4,433	2,981	14,560	10,905
Total operating expenses	17,412	14,287	61,755	49,371

Operating income (loss)	(4,476)	1,697	(7,168)	6,931

Interest income	2,199	1,352	8,886	3,342
Income (loss) before income taxes	(2,277)	3,049	1,718	10,273
Provision (benefit) for income taxes	(724)	764	351	3,690
Net income (loss)	$(1,553)	$2,285	$1,367	$6,583

Net income (loss) per share — basic	$(0.09)	$0.15	$0.08	$0.49
Net income (loss) per share — diluted	$(0.09)	$0.15	$0.08	$0.46

Weighted average common shares outstanding - basic	17,044	14,762	16,972	13,463
Weighted average common shares outstanding - diluted	17,044	15,509	17,457	14,259

Vital Images, Inc.

Condensed Consolidated Balance Sheets

(In thousands, except per share amounts)

	December 31,	December 31,
	2007	2006
Assets
Current assets:
Cash and cash equivalents	$146,685	$144,382
Marketable securities	31,709	20,821
Accounts receivable, net	15,962	19,589
Deferred income taxes	3,472	1,661
Prepaid expenses and other current assets	2,441	1,928
Total current assets	200,269	188,381
Marketable securities	—	750
Property and equipment, net	11,165	9,242
Deferred income taxes	8,621	8,969
Licensed technology, net	—	90
Other intangible assets, net	1,852	3,209
Goodwill	9,089	9,089
Total assets	$230,996	$219,730

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$3,330	$3,830
Accrued compensation	3,092	3,977
Accrued royalties	1,113	1,158
Other current liabilities	2,282	2,083
Deferred revenue	16,547	15,131
Total current liabilities	26,364	26,179
Deferred revenue	1,140	1,174
Deferred rent	1,276	1,475
Total liabilities	28,780	28,828

Commitments and contingencies

Stockholders’ equity:
Preferred stock: $0.01 par value; 5,000 shares authorized; none issued or outstanding	—	—
Common stock: $0.01 par value; 40,000 shares authorized; 17,153 issued and outstanding as of December 31, 2007; and 16,908 shares issued and outstanding as of December 31, 2006	172	169
Additional paid-in capital	199,625	189,669
Retained earnings	2,420	1,053
Accumulated other comprehensive income (loss)	(1)	11
Total stockholders’ equity	202,216	190,902
Total liabilities and stockholders’ equity	$230,996	$219,730

Vital Images, Inc.

Condensed Consolidated Statements of Cash Flows

(In thousands)

	For the year ended
	December 31,
	2007	2006
Cash flows from operating activities:
Net income	$1,367	$6,583
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of property and equipment	4,517	2,910
Amortization of identified intangibles	1,205	1,404
Impairment of patent	242	—
Provision for doubtful accounts	239	25
Deferred income taxes	(16)	3,472
Excess tax benefit from stock transactions	(1,395)	(4,143)
Amortization of discount and accretion of premium on marketable securities	(857)	(382)
Employee stock-based compensation	5,987	5,045
Non-employee stock-based compensation	—	18
Amortization of deferred rent	(338)	(195)
Changes in operating assets and liabilities:
Accounts receivable	3,388	(5,284)
Prepaid expenses and other assets	(513)	(701)
Accounts payable	(363)	836
Accrued expenses and other liabilities	(1,142)	194
Deferred revenue	1,382	4,429
Deferred rent	199	561
Net cash provided by operating activities	13,902	14,772

Cash flows from investing activities:
Purchases of property and equipment	(6,577)	(6,436)
Purchases of marketable securities	(59,974)	(29,545)
Proceeds from maturities of marketable securities	49,931	35,987
Proceeds from sale of marketable security	750	1,376
Net cash (used in) provided by investing activities	(15,870)	1,382

Cash flows from financing activities:
Proceeds from sale of common stock under stock plans	2,876	5,538
Proceeds from sale of common stock, net of offering costs	—	97,703
Excess tax benefit from stock transactions	1,395	4,143
Net cash provided by financing activities	4,271	107,384

Net increase in cash and cash equivalents	2,303	123,538
Cash and cash equivalents, beginning of period	144,382	20,845
Cash and cash equivalents, end of period	$146,685	$144,383